EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 23, 2010, with respect to the consolidated balance sheets of Federal-Mogul Corporation and subsidiaries as of December 31, 2009 and 2008 (Successor), and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2009 and 2008 (Successor) and 2007 (Predecessor), in the financial statements of Icahn Enterprises Holdings L.P. and Icahn Enterprises G.P. Inc. that are included in the Registration Statement (Form S-4) and related Prospectus of Icahn Enterprises L.P. for the registration of senior notes.

/s/ Ernst & Young LLP

Detroit, Michigan
April 12, 2010